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                                                                    EXHIBIT 99.2


             MEN'S WEARHOUSE ANNOUNCES THREE FINANCING TRANSACTIONS


FREMONT, Calif. -- (BUSINESS WIRE) -- Feb. 10, 1999 -- Men's Wearhouse (Nasdaq NMS:SUIT - news) today announced the completion of three financing transactions.

These transactions closed in conjunction with the company completing its acquisition of Moores Retail Group of Canada. Moores operates Moores the Suit People, Inc., a chain of approximately 115 men's stores, and Golden Brand Clothing (Canada) Ltd., an integrated manufacturing facility.

The three financing transactions include an extension of the company's existing $125 million (U.S.) revolving credit facility and two new financings to support the company's Canadian operations, including a new $75 million (Canadian) term loan and a new $30 million (Canadian) revolving credit facility.

The $125 million (U.S.) facility, which was originally executed in June 1997, has been extended until February 2004. In addition, two new banks -- Chase Bank and First Union Bank -- have joined the original syndicate. This group included Bank of America (formerly NationsBank) serving as the agent, along with Wells Fargo Bank, Union Bank of California, Bank of Montreal and Bank of Boston.

The same syndicate executed the new $75 million (Canadian) term loan, while the new $30 million (Canadian) revolving credit facility has been executed with Bank of America and Bank of Montreal.

"This involvement by many of North America's leading financial institutions is a strong endorsement for both our current market position and ongoing growth strategy, such as the Moores acquisition", said David Edwab, president of Men's Wearhouse.

"These financings provide us the resources and flexibility to pursue strategies that will further enhance shareholder value", he continued.

Founded in 1973, Men's Wearhouse is one of North America's largest specialty retailers of men's tailored business attire. With the completion of the Moores transaction, the company operates 546 stores in the U.S. and Canada. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories.

For more information on Men's Wearhouse, contact the company on the World Wide Web at www.menswearhouse.com.

This press release contains forward looking information. The forward looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's future growth strategy and may be


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significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the company's annual report on Form 10-K for the year ended Jan. 31, 1998 and Form 10-Q for the quarter ended Oct. 31, 1998.

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Contact:

         The Men's Wearhouse
         Neill Davis, 713/592-7200